Exhibit 10.3
FORM OF
COLONIAL PROPERTIES TRUST
THIRD AMENDED AND RESTATED
EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN
PERFORMANCE SHARE AGREEMENT
          This Performance Share Agreement (the “Performance Share Agreement”) is entered into as of ___, ___, by and between Colonial Properties Trust, (the “Company”) and ___, a key employee with Company and/or of its Subsidiaries or Affiliates.
          WHEREAS, Company has adopted the Colonial Properties Trust Third Amended and Restated Employee Share Option and Restricted Share Plan (the “Plan”) providing for the grant under certain circumstances of performance shares (the “Performance Shares”);
          WHEREAS, the Company, under the terms and conditions set forth below, has offered and committed to grant Performance Shares under the Plan (the “Performance Share Award”) to the Holder in connection with the service of the Holder; and
          WHEREAS, in consideration of the grant of the Performance Share Award and other benefits, the Holder is willing to accept the Performance Share Award provided for in this Performance Share Agreement and is willing to abide by the obligations imposed on him or her under this Performance Share Agreement and the other responsibilities of his or her position.
          NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, Company and the Holder hereby agree as follows:
     1. Effect of the Plan.
          The Performance Share Award to be granted under this Performance Share Agreement will be subject to all of the terms and conditions of the Plan. The Holder will abide by, and the Performance Share Award granted to the Holder will be subject to, all of the provisions of the Plan and of this Performance Share Agreement, together with all rules and determinations from time to time issued by the Committee established to administer the Plan and by the Board of Trustees (hereinafter “Board”) pursuant to the Plan. The Performance Share Award will be granted on the effective date of this Performance Share Agreement (the “Grant Date”). The requisite performance period (the “Performance Period”) shall begin on January 1, 2006 (the “Performance Period Inception Date”) and end on December 31, 2008 (the “Determination Date”).
     2. Number of Performance Shares.
          The number of Performance Shares to be issued, if any, pursuant to this Performance Share Agreement shall be calculated based on the Holder’s attainment of specified performance goals, as set forth on the attached Exhibit A as of the Determination Date. If Holder’s service as an employee, trustee or independent contractor providing services to the Company, a Subsidiary or an Affiliate terminates before the Determination Date as a result of death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), then the number of Performance Shares to be issued, if any, pursuant to this Performance Share Agreement shall be calculated based on Holder’s attainment of specified performance goals, as set forth on the attached Exhibit A, such performance goals and and the Payout amounts to be prorated based on the ratio of (x) the number of complete months from the Performance Period Inception Date to the date of his or her termination of service (the “Alternative Determination Date”) to (y) 36. If Holder’s service as an employee, trustee or independent contractor providing services to the Company, a Subsidiary or an Affiliate terminates prior to the Determination Date for any reason other than death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), the Holder will not be issued any Performance Shares or be entitled to any cash payment with respect to this Performance Share Agreement.
     3. Vesting in Performance Shares.
               3.1 Service Requirement. The Performance Share Award vests as to 100% of the Performance Shares (or cash to be paid), calculated pursuant to Section 2 hereof, on the Determination Date. If Holder’s service as an employee, trustee or independent contractor providing services to the Company, a Subsidiary or an Affiliate terminates before the Determination Date for any reason other than death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), Holder will not vest in any Performance Shares and Holder shall immediately forfeit all rights to Performance Shares. For purposes of this Agreement, termination of service would not be deemed to occur if Holder, after terminating service in one capacity, continues to provide service to the Company, any Subsidiary or any Affiliate in another capacity.
               3.2 Death or Disability. If Holder terminates service as a result of death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), Holder, or his or her estate or heirs, shall vest as to 100% of the Performance Shares to be issued (or cash to be paid), as calculated pursuant to Section 2 hereof, on the Alternative Determination Date.
     4. Dividend and Voting Rights.
          Holder shall have none of the rights of a shareholder, including the rights to vote or receive dividends, until the Shares relating to the Performance Shares have been to delivered to Holder.
     5. Delivery of Shares/Payment of Cash
          The Company shall issue and deliver to Holder, registered in his or her name, certificates representing the Shares relating to the Performance Shares to be issued under this Performance Share Agreement, calculated pursuant to Section 2, as soon as practicable after the vesting of the Performance Shares to the extent not otherwise paid in cash; provided, however, the Company may retain possession of the number of shares required for the Holder to satisfy the share retention guidelines in Section 13, below or may retain possession of a sufficient number of shares or cash (to the extent the Performance Shares are paid in cash) to satisfy the Company’s withholding obligations as described in Section 8, below.
     6. Change of Control; Sale of Assets/Shares.
               6.1 Reorganizations and Other Transactions s. If the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities or upon the dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or upon a sale of substantially all of the assets of the Company to another entity, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving entity) approved by the Board results in any person or entity (or persons or entities acting as a group or otherwise in concert) owning 80 percent or more of the combined voting power of all classes of securities of the Company, the Board, in its sole discretion, shall make a written determination as to the treatment of the unvested Performance Shares.
               6.2 Adjustments. Adjustments to the Performance Share Award shall be made in accordance with the terms of the Plan.
     7. Requirements of Law.
          The Company shall not be required to issue any Shares under the Performance Share Agreement if the issuance of such Shares would constitute a violation by the Holder or by the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to the Performance Share Agreement upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of Shares hereunder, the Performance Shares shall not vest in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Specifically in connection with the Securities Act of 1933 (as now in effect or as hereafter amended), unless a registration statement under such Act is in effect with respect to the Shares subject to the Performance Share Agreement, the Company shall not be required to issue such Shares unless the Company has received evidence satisfactory to it that the Holder may acquire such Shares pursuant to an exemption from registration under such Act. Any determination in this connection by the Company shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended). The Company shall not be obligated to take any affirmative action in order to cause the issuance of Shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Performance Shares shall not vest unless and until the Shares subject to the Performance Share Agreement are registered or are subject to an available exemption from registration, the vesting of the Performance Shares (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.
     8. Withholding of Taxes.
          The parties hereto recognize that the Company, a Subsidiary or an Affiliate may be obligated to withhold federal and local income taxes and Social Security and Medicare taxes to the extent that the Holder realizes compensation income in connection with the Performance Shares. The Holder agrees that the Company, a Subsidiary or an Affiliate may: (i) withhold the amounts needed to cover such taxes from payments otherwise due and owing to the Holder and (ii) sell or repurchase a sufficient number of the Shares subject to the Performance Share Agreement to pay such taxes without the consent of the Holder. The Holder further agrees that upon demand the Holder will promptly pay to the Company, a Subsidiary or an Affiliate having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or cash equivalent.
     9. Disclaimer of Rights.
          No provision in this Performance Share Agreement shall be construed to confer upon the Holder the right to continue his or her status as an employee or to interfere in any way with the right and authority of the Company to terminate the Holder’s status as an employee at any time.
     10. Interpretation of this Performance Share Agreement.
          All decisions and interpretations made by the Committee or the Board with regard to any question arising under the Plan or this Performance Share Agreement shall be binding and conclusive on the Company and the Holder and any other person entitled to the Performance Shares as provided for herein. In the event that there is any inconsistency between the provisions of this Performance Share Agreement and of the Plan, the provisions of the Plan shall govern.
     11. Governing Law.
          This Performance Share Agreement is executed pursuant to and shall be governed by the laws of the State of Maryland (but not including the choice of law rules thereof).

     12. Arbitration.
          Any disputes between the Company and the Holder in any way concerning this Performance Share Agreement shall be submitted at the initiative of either party to mandatory arbitration before a single arbitrator in Birmingham, Alabama pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final and may be entered as a judgment in any court in the State of Alabama. The parties irrevocably consent to the jurisdiction of the federal and state courts located in Alabama for this purpose. Each party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorney’s fees.
     13. Shares Retention Guidelines
          The Holder is required retain for a period of five years from the date of delivery, seventy five percent (75%) of the number of Performance Shares issued pursuant to this Agreement, calculated pursuant to Section 2, in which the Holder vests, net of any shares disposed of to pay taxes as a result of vesting and delivery of such Performance Shares.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLONIAL PROPERTIES TRUST
By:

WITNESS (as to Holder)	HOLDER

Exhibit A
PERFORMANCE LEVELS
AND POTENTIAL PAYOUT
Performance/Payout Matrix
     The performance period is a three-year period beginning on January 1, 2006 (the “Performance Period”). Either absolute or relative threshold level of Total Shareholder Return must be achieved to receive any Performance Shares or cash pursuant to this Performance Share Agreement (the “Payout”).
     The actual Payout will be based on the greater of the two results. The actual Payouts will be made in Performance Shares or cash, or a combination, as determined by the Board or the Committee. The number of Performance Shares earned is equal to the value of the portion of the Payout to be paid in Performance Shares divided by the fair market value of a Share on the Determination Date (or Alternative Determination Date, as the case may be).

	Threshold Level	Target Level	Maximum Level
Absolute	47.43%	63.24%	94.87%
Relative	25th Percentile of	75th percentile of	90th percentile of
	Peer group	Peer Group	Peer Group
Payout
“Total Shareholder Return” (“TSR”) means stock price change plus reinvested dividends during the Performance Period.
“ Percentile of Peer Group” means the percentile ranking of TSR of companies designated as peer companies by the Board or the Committee over the Performance Period.
Payout between points is interpolated on a straight-line basis.